Annual Shareholder Meeting January 25, 2022

Executive Management Committee 2

Board of Directors 3

4 The annual report and proxy are at www.wafdbank.com or request a physical copy by emailing info@wafd.com . Anyone who wishes to revoke their proxy or who hasn’t voted must click on the “Vote Now” screen during this meeting prior to closing of the polls. Have your 16-digit control number handy. If you have already voted, you do not need to vote again. There are 65.2 million shares entitled to vote at this meeting. Notice was mailed to each stockholder of record as of November 22, 2021; this meeting is therefore lawfully convened. 2022 Annual Meeting Business 4

5 1. To elect four directors: three directors for a three-year term ending in 2025, and one director for a two-year term ending in 2024, or until their successors are elected and qualified; 2. To approve, by a non-binding advisory vote, the compensation of the Named Executive Officers of the Company; 3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal year 2022. 2022 Annual Meeting Business 5

6 Highlights for Fiscal 2021  Record loan production of over $8 billion  Eight Consecutive Years of Net Recoveries  Total deposits of $15.5 billion  Earnings per share growth of 6%  Total shareholder return of 68% for fiscal year

7 Asset Mix

8 Loan Originations ($ in millions)

9 Loan Repayments ($ in millions)

10 Net Loans Outstanding ($ in millions)

11 Net Loan Charge-Offs (Recoveries) ($ in millions) Cumulative net charge-offs from 1982 through 2008: $72 million Net charge-offs in 2009: $111 million Net charge-offs in 2010: $184 million Net charge-offs in 2011: $98 million Net charge-offs in 2012: $82 million Net charge-offs in 2013: $18 million Net charge-offs (Recoveries) from 2014 through 2021 ($71) million

12 Total Deposits ($ in millions)

13 Deposits Mix Interest Checking, 23% Non Interest Checking, 20% Savings 7% Time Deposits 22% Money Market 28% As of September 30, 2021 Interest Checking 6% Non Interest Checking 3% Savings 3% Time Deposits 69% Money Market 19% As of September 30, 2011

(12) (10) (5) (5) 2 3 (1) 48 75 Client Service Matters Net Promoter Score Reflects Customer Sentiment 14 Our investments in customer service, usability and technology are translating into high customer satisfaction levels Source: Customer Guru WaFdaa Net Promoter Score 1 17 34 48 51 48 2017 2018 2019 2020 2021 Peer Net Promoter Score 1 1 As of 10/19/2021 14

15 Funding Mix

16 Capital Ratios WaFd Bank does not seek to maximize leverage. Rather, we aspire to be a bank that can weather the storm that will inevitably come. Consistency, in good times and bad, is a differentiator.

17 Total Capital Returned ($ in thousands)

18 Impact of February 2021 Preferred Stock Issuance

19 Net Interest Income and Rate Spread $505 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 4.00% 4.50% $0 $100 $200 $300 $400 $500 $600 Net Interest Income - $ in millions

20 Operating Expenses ($ in millions)

21 Earnings Per Common Share ($ in dollars) $0.46 $2.61 $2.39 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50

22 Stock Price and Book Value per Share

23 Subsequent Events  December 17, 2021, Termination of BSA Consent Order from 2018  January 3, 2022, Application to become a Washington State chartered bank, with the FDIC as our primary federal regulator.

24 What can be expected in 2022?  Continued high quality organic growth  Build on our momentum ……. “culture of regulatory compliance”  Do the little things the big banks are not to serve clients  Launch of WaFd developed Online Banking and MX for mobile  Built software to originate and manage construction loans  Voice authentication to access mobile banking  Back-office automation  Branch optimization  Capitalize on opportunities as other banks merge

25 Thank you to both our clients and the 2,100 bankers that made these results possible We believe our future is as bright today as it has ever been.

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Thank you. Enjoy 2022.